EXHIBIT 99.5

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of William McWhirter,
Senior Vice President and Chief Financial Officer
May 3, 2007

Thank you Steve and good morning everyone!

My comments relate primarily to the first quarter of 2007. We will file our Form 10-Q this morning. You will find more details there about our first quarter results. During my remarks, I will provide earnings per share guidance for the second quarter and the full year of 2007. Additionally, I will provide updated guidance with respect to operating margins in our Rail, Inland Barge and Energy Equipment groups.

For the first quarter of 2007, we reported earnings of 74 cents per diluted share from continuing operations. This compares with 49 cents per share from continuing operations in the same quarter of 2006. Revenues for the first quarter of 2007 increased 14% to $828 million over the same quarter last year.

Earnings from continuing operations exceeded the high end of our expectations by 8 cents per share. These positive results were primarily due to strong performances in our North American Rail operations, Railcar Leasing business and Inland Barge operations.

Rail Group
Moving to our Rail Group.

Revenues for this group increased 9% on a quarter-over-quarter basis. Rail Group sales to Trinity’s Leasing and Management Services Group were $172 million in the first quarter of 2007 with profits of $28.2 million or approximately 23 cents per diluted share. This compares with sales to our Leasing Group in the first quarter of 2006 of $148 million with profits of $18.5 million or 15 cents per diluted share. These inter-company sales and profits are eliminated in consolidation.

Our margin results for the Rail Group were 13.7%.

At this time, we anticipate margins for the Rail Group of between 12.5% and 13.5% for the second quarter.

Our assumptions for margins are based on the following:

•	continued production efficiencies and

•	no significant supply problems in steel or other basic materials.

Our Railcar backlog as of March 31, 2007 consisted of approximately 37,790 railcars, with an estimated sales value of $3.1 billion.

Inland Barge Group
Now turning to our Inland Barge Group:

The Inland Barge Group’s first quarter performance was strong, posting revenues of $109 million and operating profit of $17.4 million. These figures reflect the strength of this group’s backlog which, as of March 31, 2007, totaled approximately $569 million. This compares with $327 million one year ago.

We anticipate Inland Barge revenues of between $110 and $120 million in the second quarter. Operating profit margins are expected to range between 14.5% and 15.5% during the quarter.

Energy Equipment Group
Now moving to the Energy Equipment Group:

During the first quarter, we continued to experience some production issues and growth challenges, all typical of fast-growing operations. The result was operating profits of $10.1 million and an operating profit margin of 11.1%. Overall, we still expect margins for the group of between 13% and 15% for 2007. Revenues for the entire segment will be approximately $450 million for 2007, which represents a 34% improvement in revenue over last year.

Construction Products Group
Revenues for our Construction Products Group were up 10% when compared to the same quarter of the previous year. Operating profit was $10.1 million for the quarter, representing an improvement of 6%.

As Tim mentioned, we are exiting our bridge product line. In 2006 our bridge product line provided approximately $40 million in revenue. Our recent acquisition of Armor Materials should replace the revenue for this segment
        .

Leasing and Management Services Group
Our Railcar Leasing and Management Services Group reported revenues of $70.9 million compared with $56.3 million in the same quarter of the previous year. Operating profit increased by 58% to $27.8 million, due to additions to the fleet and increased lease rates. Car sales from the fleet were $8.3 million during the quarter, which is consistent with the first quarter of the prior year. For 2007, we anticipate between $750 and $850 million in net fleet additions. This represents a change from our previous projection of $650 to $750 million in net fleet additions. The increase is a result of additional originations by our Leasing Company during the first quarter, coupled with our desire to add more cars to our fleet. This potential additional investment would result in increased deferred profits. I will speak more on this matter in my guidance remarks. It is clear that the investments we are making in this business are providing long-term paybacks, significant growth and diversification of earnings.

Consolidated
Moving to our consolidated results:

For 2007, we expect non-leasing capital expenditures of between $170 and $190 million. This represents an increase of $30 million since our last projection. The increase is primarily due to our decision to invest in a windtower facility in Mexico. This new facility should generate revenue beginning in 2008.

During the second quarter, we will defer approximately $325 million in revenue and between $44 and $49 million in operating profits as we grow our Leasing business. This represents between 36 and 40 cents per diluted share. This amount is a significant commitment to our leasing strategy and will impact our second quarter earnings to some degree.

We anticipate earnings from continuing operations for the second quarter to range between 68 and 73 cents per diluted share.

Our previous guidance for 2007 remains unchanged at earnings per share of between $3.00 and $3.15 for the full year on a fully diluted basis. Included in our assumptions for 2007 are:

•	normal weather conditions

•	no unanticipated adverse resolution of legal matters, and

•	the elimination of between $110 and $125 million in profit for railcars sold to our Leasing Company, or approximately 89 cents to $1.01 per share. It should be noted, that deferred profit could increase further if the strong demand for leased cars continues and/or we elect to retain more leased railcars on our balance sheet. Our current financial models suggest a potential 17 cent impact to 2007 earnings if we elect to take net fleet additions to $1 billion for the year.

During our second quarter call, I will provide an update on our estimates for deferred profits.

In our earnings release yesterday, we provided a reconciliation of the non-GAAP term EBITDA. EBITDA from continuing operations for the first quarter of 2007 was approximately $140 million as compared to $97 million in the same quarter last year.

At this time I will turn the presentation back to James for the question and answer session.